Exhibit 12


                            FLORIDA POWER CORPORATION
                        Statement of Computation of Ratios
                               (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:





                                   1994   1993    1992    1991    1990
                                  ------ ------  ------  ------  ------


     Net Income                   $200.8 $194.9  $186.9  $180.9  $182.3

     Add:
      Operating Income Taxes       114.7  104.5    97.7    92.8   102.0
      Other Income Taxes            (0.8)  (0.1)   (0.2)   (0.1)    1.0
                                  ------  ------  ------  ------  ------
     Income Before Taxes           314.7  299.3   284.4   273.6   285.3

     Total Interest Charges        108.4  105.8   100.2    95.2    98.8
                                  ------  ------  ------  ------  ------
     Total Earnings (A)           $423.1 $405.1  $384.6  $368.8  $384.1
                                  ------  ------  ------  ------  ------
    Fixed Charges (B)             $108.4 $105.8  $100.2   $95.2   $98.8
                                  ------  ------  ------  ------  ------
      Ratio of Earnings to
       Fixed Charges (A/B)         3.90     3.83    3.84    3.87    3.89
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